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Exhibit 10.46

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote such omissions.

EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT

BY AND AMONG

3M COMPANY,
THROUGH ITS 3M DRUG DELIVERY SYSTEMS DIVISION, 3M INNOVATIVE
PROPERTIES COMPANY
AND SEPRACOR INC.

EXCLUSIVE
SUPPLY AND DISTRIBUTION AGREEMENT
LEVALBUTEROL TARTRATE AEROSOL PRODUCT

        THIS AGREEMENT, effective as of November 16, 2004, ("Effective Date") is by and between 3M COMPANY, a Delaware corporation, through its 3M Drug Delivery Systems Division, and 3M Innovative Properties Company, both having offices at 3M Center, St. Paul, Minnesota 55144, (hereinafter "3M" and "3M IPC", respectively), and SEPRACOR Inc., a Delaware corporation, having its principal office at 84 Waterford Drive, Marlborough, MA 01752 (hereinafter called "SEPRACOR") (together "the Parties").

  WITNESSETH:

        WHEREAS, 3M has, pursuant to a License and Scale-up Agreement with SEPRACOR dated December 20, 2001 (the "Scale-up Agreement"), developed, in conjunction with SEPRACOR, a press-and-breathe inhaler containing a pressurized aerosol canister with a metered dose valve filled with a formulation of the compound levalbuterol tartrate;

        WHEREAS, SEPRACOR contributed to the scale-up of the inhaler by providing a product, including but not limited to a proprietary formulation;

        WHEREAS, 3M collaborated in the refinement of the manufacturing process for the formulation;

        WHEREAS, by making available to SEPRACOR technology and know-how relating to metered dose inhalers, 3M will enable SEPRACOR to introduce to the pharmaceutical marketplace an aerosol product for inhalation whereby both Parties will maximize the value of the technology;

        WHEREAS, the Scale-up Agreement set forth 3M's right to manufacture and supply SEPRACOR's commercial requirements of press-and-breathe inhalers containing a pressurized aerosol canister with a metered dose valve filled with a formulation of the compound levalbuterol tartrate to SEPRACOR and anticipated that more definitive supply terms would be negotiated and set forth in an exclusive Supply and Distribution Agreement (hereinafter "the Agreement");

        WHEREAS, pursuant to the rights granted 3M in the Scale-Up Agreement, 3M has elected to be the exclusive manufacturer and supplier of all of SEPRACOR's commercial requirements of the Product in the Territory.

        NOW, THEREFORE, in consideration of the foregoing premises which are made a part of this Agreement and mutual promises set forth in this Agreement, the Parties agree as follows.

ARTICLE I. DEFINITIONS

        1.1   The terms defined in Article I. shall have the following meanings (applicable both to the singular and the plural forms):

        "Active Ingredient" shall mean micronized levalbuterol hemitartrate.

        "Affiliate" shall mean any individual who or Entity (as defined below) that, in whatever country organized or resident, directly or indirectly through one or more intermediaries, is controlled by, or is under common control with, or controls, a Party, or any Entity in which any Party or any individual or Entity recited in the preceding Section (1) directly or indirectly through one or more intermediaries collectively has at least a forty percent (40%) ownership or voting rights interest (whether through stock ownership, stock power, voting proxy), or otherwise or has the maximum ownership interest it is permitted to have in the Entity in the country where such Entity exists.

        "Batch" shall mean a specific quantity of the Product that is intended to have uniform character and quality, within the Specifications, and is produced according to a single manufacturing order during the same manufacturing cycle.

        "Calendar Year" shall mean the twelve-month period beginning January 1 of each year and ending on December 31 of each year. The first Calendar Year shall begin the January 1 following commercial launch.

        "Compound" shall mean the compound known as levalbuterol, including any salt, ester, solvate, clathrate, or polymorph thereof.

        "Entity" shall mean any corporation, firm, partnership, proprietorship or other form of business organization.

        "Food and Drug Administration" or "FDA" shall mean the United States Food and Drug Administration and any successor entity thereto.

        "Full Factory Cost" shall mean 3M's costs for overhead, labor, raw material, and/or component costs directly allocable to the manufacture, labeling and/or packaging of Product and the cost of services supplied to 3M by third parties which are directly allocable to the manufacture, labeling and/or packaging of Product, excluding 3M's gross margin and idle capacity. 3M's Full Factory Costs shall be determined and allocated to the Product in accordance with all applicable generally acceptable cost accounting standards.

        "Lot" shall mean a Batch, or a specified portion of a Batch, of the Product having uniform character and quality within Specifications. If the Product is produced by 3M using a continuous process, "Lot" shall mean the specified identified amount of the Product produced in a unit of time or quantity in a manner that assures its having uniform character and quality within the Specifications.

        "Manufacturing Forecast" shall mean SEPRACOR's estimated worldwide demand for the Product for the [**] months following the date of the forecast. The first such Manufacturing Forecast shall be provided on or about December 31, 2004 and each December 31 thereafter.

        "Marketing Authorization Application" shall mean the New Drug Application (hereinafter "NDA") submitted to, filed with, or approved by the FDA or such other regulatory agency filing in other countries which allows Product to be lawfully sold in the United States or any other country in the Territory.

        "Net Sales Price" shall mean the gross invoiced price received by SEPRACOR, its Affiliates, or Partners for Product from wholesalers, distributors, staff model HMO's, managed healthcare organizations, or similar entities at the same level of distribution pursuant to arms length transactions involving cash or cash equivalents as the sole consideration, which shall not include transfers within or between SEPRACOR, its Affiliates or Partners, less normal and customary trade credits, discounts, transportation, freight and insurance charges, sales taxes and other taxes (except income tax), rebates and chargebacks, credit for rejections or returns of Product, other allowances or discounts actually given with respect to such sales for billing errors, prompt payment discounts, rebates or similar payments relating to price granted or given to wholesalers, other distributors, buying groups, health care insurance carriers, pharmacy benefit managers, retail pharmacies or other entities or institutions; rebates or charges required to be paid in connection with sales of Product to any governmental or regulatory authority including, without limitation, rebates paid by SEPRACOR in accordance with the Prescription Drug Rebate and Improved Access to Medicines requirements of the Omnibus Budget Reconciliation Act of 1990 and comparable federal or state requirements now or hereafter in effect, all as recorded by SEPRACOR in accordance with U.S. generally accepted accounting principles and in a manner consistent with SEPRACOR's revenue recognition policies from the sale of pharmaceutical products generally (cumulatively and individually, "Deductions"), including Deductions paid, credited, given, or otherwise attributable to SEPRACOR's customers that are purchasers in the chain of commerce who enter into agreements with SEPRACOR as to price, even though legal title to Product does not pass directly from SEPRACOR to such customer and even though payment for Product is not made by such customer directly to SEPRACOR. Product sold in transactions involving consideration other than or in addition to cash shall be deemed to have been sold at the average price charged by SEPRACOR in an arm's length cash transaction to the applicable class of trade in the relevant annual period (or, if all transactions in the applicable class of trade involve consideration other than or in addition to cash, the average price charged by SEPRACOR in an arm's length cash transaction in the relevant annual period irrespective of class of trade). Sample Product provided free of charge to physicians in the course of promoting Product, shall not be considered in determining Net Sales Price. In the event SEPRACOR invoices multiple products, including Product, on the same invoice then, except as provided for below, only those charges, duties and taxes detailed on the invoice and directly related to the sale of Product shall be deducted from the gross invoiced price received on sales of Product. Charges reflected on any such multiple product invoices that are not directly related to the sale of any of the products on the invoice shall be apportioned among the products, including Product, based on the relative gross amount of sales of the products as detailed on the invoice.

        "Partner" shall mean a third party engaged by SEPRACOR as permitted by Section 2.2 to market, sell, or distribute Product.

        "Product" shall mean a press-and-breathe inhaler containing a pressurized aerosol canister with a metered dose valve as developed under the Scale-up Agreement containing Active Ingredient, oleic acid, ethanol, and 1,1,1,2-tetrafluoroethane as set forth in the Specifications and prepared in accordance with the Specifications.

        "Regulatory Filings" shall mean Marketing Authorization Applications and all other filings relating to Product made with the drug regulatory authorities. "Regulatory Filings" does not include the manufacturing order for Product, data provided by 3M pursuant to paragraph 6.3 of the Scale Up Agreement, manufacturing establishment registrations or associated fees, or any drug master file owned or controlled by 3M.

        "Rolling Estimates" shall mean SEPRACOR's quarterly rolling forecasts of its estimated requirements for the Product for the succeeding [**] months following the quarter during which the Rolling Estimate is delivered by SEPRACOR to 3M.

        "X80 Product" shall mean Product labeled as having 80 actuations nominal per canister, or such other number of actuations as may be approved by FDA in connection with distribution as samples.

        "SEPRACOR Confidential Information" means confidential information disclosed by SEPRACOR to 3M in the course of and pursuant to this Agreement relating to Compound, Active Ingredient, formulation, Product, aerosol inhalation, or aerosol compositions, including, but not limited to: the specifications and chemistry of formulations of the Compound developed by SEPRACOR or its Affiliates; metered dose inhaler devices and their specifications for delivery of Compound; SEPRACOR's clinical and non-clinical development plans; SEPRACOR's clinical data; and forecasts of requirements of Product.

        "SEPRACOR Components" shall mean those components and ingredients, including and limited to Active Ingredient, canisters, actuators, and valves, all which SEPRACOR or its vendors supply to 3M to use in the manufacture of Product, and that each meet the Specifications (as defined below).

        "Specification(s)" shall mean those specifications for Product and SEPRACOR Components as established in writing by SEPRACOR, and subject to approval by 3M, which approval will not unreasonably be withheld or delayed, and as may be amended from time to time in writing by SEPRACOR, subject to approval by 3M, which approval will not unreasonably be withheld or delayed. Initial Specifications, once approved by both parties, will be set forth in Schedule 1. For purposes of this paragraph, it shall never be reasonable for 3M to withhold or delay approval of Specifications or changes to Specifications that have been mandated by the FDA and agreed to by SEPRACOR, provided, however, that 3M is otherwise capable of meeting the Specifications and acknowledging that 3M's satisfaction of this obligation may result in the application of paragraph 5.5 below.

        "Term" shall mean the period described in paragraph 4.1.

        "Territory" shall mean the United States and its territories and possessions, including Puerto Rico and any countries added in accordance with the written agreement of the Parties.

        "Test Methods" shall mean those test methods current as of the date this Agreement is executed, and as additionally agreed upon in writing by SEPRACOR and 3M, and as those methods are described in the approved NDA or similar FDA document. All Test Methods and any changes thereto agreed to by the Parties from time to time shall be approved by both Parties and reduced to writing, signed and dated. For purposes of this paragraph, it shall never be reasonable for 3M to withhold or delay approval of Test Methods or changes to Test Methods that have been mandated by the FDA and agreed to by SEPRACOR, provided, however, that 3M is otherwise capable of complying with the Test Methods and acknowledging that 3M's compliance with this obligation may result in the application of paragraph 5.5 below.

        "X200 Product" shall mean Product labeled as having 200 actuations nominal per canister, or such other number of actuations as may be approved by FDA in connection with sale to the trade.

        "3M Confidential Information" means confidential information disclosed by 3M to SEPRACOR in the course of and pursuant to this Agreement relating to aerosol inhalation, or aerosol compositions, including, but not limited to: the specifications and chemistry of aerosol formulations of Compound developed by 3M or its Affiliates; metered dose inhaler devices and their specifications; the methods and techniques used by 3M to manufacture aerosol inhalers and metered dose devices; and confidential information directly or indirectly provided by 3M to assist SEPRACOR to obtain a license or approval permitting the sale of Product, including clinical results for metered dose devices.

        "3M Know-How" means 3M Confidential Information and any other information or data of 3M or 3M IPC useful in developing, optimizing, manufacturing, or gaining regulatory approval of Product, including any toxicological data, provided by 3M.

        "3M Patent Rights" means all patents and patent applications that are owned or controlled by 3M or an Affiliate thereof and that cover manufacture, use, or sale of Product, including but not limited to certain of those patents claiming benefit of priority to, or having a substantially identical disclosure as, [**], U.S. application [**], U.S. application [**] [**], and all applicable continuations, continuations-in-part, divisionals, extensions, supplemental protection certificates, utility models, reissues, and reexaminations thereof.

        "3M Plant" means Northridge, California or any plant where Product is approved for sale in the Territory.

ARTICLE II. OVERVIEW OF EXCLUSIVE SUPPLY

        2.1    Exclusivity/Requirements

        A.    Exclusivity of Manufacture and Supply in the Territory—3M shall exclusively manufacture and supply to SEPRACOR, its Affiliates and Partners, and SEPRACOR, its Affiliates and Partners shall exclusively purchase from 3M, one hundred percent (100%) of their requirements for Product in the Territory during the Term. 3M shall not manufacture or supply other than to SEPRACOR, its Affiliates and Partners any Product or any other pressurized metered dose inhaler containing Compound, and SEPRACOR, its Affiliates and Partners shall not purchase any Product or any other pressurized metered dose inhaler containing Compound from any party other than 3M for sale in the Territory during the Term of this Agreement. Any SEPRACOR Affiliate or Partner shall be bound by the foregoing requirement during the term of any SEPRACOR Partner agreement.

        B.    License Grant—3M IPC hereby grants SEPRACOR a royalty-bearing, non-exclusive license under the 3M Patent Rights (as defined in the Scale-Up Agreement) and 3M Know-How to use, sell, offer for sale, and import Product in the Territory manufactured by or for 3M under this Agreement. SEPRACOR shall have the right to submit for listing on the FDA "Orange Book" patents under 3M Patent Rights that cover Product, provided that 3M and 3M IPC shall have no obligation to enforce any such patents and may grant licenses under the 3M Patent Rights at 3M/3M IPC's sole discretion.

        C.    Additions to the Territory—Further, in the event that during the Term SEPRACOR itself or through a third party wishes to market Product outside the Territory, 3M shall have a right to elect to supply SEPRACOR's requirements of such Product and the Parties will negotiate in good faith the terms for supply of Product to such additional countries.

        2.2    SEPRACOR's Appointment of SEPRACOR Affiliates and Partners

        A.    Terms and Conditions Regarding Appointment of SEPRACOR Affiliates and Partners—SEPRACOR shall have the right to appoint SEPRACOR Affiliates and Partners to distribute, market and/or sell Product in the Territory subject to the terms of paragraph 2.1 and this paragraph 2.2. The Parties agree that the rights and responsibilities conveyed to and imposed upon SEPRACOR in the Agreement are intended to be conveyed to and imposed upon SEPRACOR's Affiliates and Partners, and SEPRACOR shall take such action as may be necessary to ensure that its Affiliates and Partners abide by the terms of this Agreement.

        B.    Termination of Appointment of SEPRACOR Affiliates and Partners—The termination of this Agreement by either Party may, in 3M's sole discretion, result in a termination of that portion of any agreement with any or all SEPRACOR Affiliates and Partners that relates to the commercial supply of Product. SEPRACOR shall have the affirmative obligation to inform any potential SEPRACOR Affiliates and Partners, in writing with a copy to 3M, of the obligations and conditions contained in this paragraph 2.2B.

        C.    Disclosure of Confidential Information—3M shall provide such 3M Confidential Information to SEPRACOR, its Affiliates and Partners as is reasonably necessary for SEPRACOR to store, distribute, market and sell Product. SEPRACOR shall not disclose or use any 3M Confidential Information shared by 3M with SEPRACOR, except as 3M and SEPRACOR mutually agree in writing is necessary for SEPRACOR Affiliates and Partners to store, distribute, market and sell Product and only then subject to appropriate protection for such 3M Confidential Information.

        2.3   Pricing—SEPRACOR shall have sole authority over the pricing of Product to SEPRACOR's Affiliates and Partners or other customers.

ARTICLE III.    DILIGENCE OBLIGATIONS, REGULATORY RESPONSIBILITIES AND RECALLS

        3.1    Regulatory Diligence Obligations

        SEPRACOR will employ commercially reasonable efforts to file and obtain approval of a Marketing Authorization Application for Product in the United States. Such efforts shall include efforts to proactively pursue approval as well as to respond with reasonable diligence to any requests for information or other assistance from the FDA which are necessary to obtain such approval. To the extent that any information requested by FDA concerning the manufacture of Product post-approval is in the possession of 3M and not SEPRACOR, 3M will respond with reasonable diligence to such requests and provide other assistance as may be needed on a timely basis (consistent with an annual Product review and NDA annual report as is established for the Product, it being understood by the

Parties that the due dates for any such annual review and/or report are typically based on the FDA approval date for the Product) to assist SEPRACOR in maintaining an FDA-compliant NDA post-approval.

        3.2    Pre-Launch Supplies/Commercial Diligence Obligations—

        A.    Pre-Launch—SEPRACOR may order Product prior to commercial launch for inventory build-up and/or validation purposes in accordance with the terms of this Agreement. The price for such Product shall be as set forth in paragraph 5.1. Any Product ordered by SEPRACOR prior to the commercial launch of the Product shall be governed by the terms and conditions of this Agreement and shall supercede and take precedence over the terms and conditions of the Scale-Up Agreement. 3M will ship and SEPRACOR shall be invoiced for Product shipped for inventory build-up and/or validation purposes once 3M completes and Sepracor approves the validation study reports which demonstrate conformance to the pre-established Product specifications and other validation acceptance criteria. SEPRACOR shall pay 3M within [**] days of receipt of 3M's invoice. SEPRACOR shall [**]

        B.    Commercial Launch—SEPRACOR will commence commercial sale of the Product in the U.S. within [**] after final approval of the Marketing Authorization Application, provided approval of the Marketing Authorization Application is with substantially the same claims as filed and subject to the timely manufacture and delivery to SEPRACOR of commercial quantities of Product by 3M. Nothing set forth herein shall restrict or prohibit SEPRACOR from selling or distributing Product purchased by SEPRACOR from 3M prior to the commercial launch of the Product pursuant to paragraph 3.2.A of this Agreement.

        C.    Launch and Post Launch—SEPRACOR shall exercise its sole discretion in the type and level of its sales and marketing effort and expenditures to be made in promoting Product, but shall in the launch and subsequent promotion of Product expend a commercially reasonable level of effort and resources comparable to that SEPRACOR would use to launch and promote a SEPRACOR developed product with similar commercial opportunity.

        3.3    Regulatory Responsibilities

        A.    Maintaining Regulatory Approval—Once approval of the Marketing Authorization Application is obtained from a regulatory authority, SEPRACOR shall have responsibility to maintain such Marketing Authorization Application with the applicable regulatory authority. 3M shall provide assistance as needed and on a timely basis (no less than [**] days prior to completion of each annual Product report and/or NDA annual report filing due date) in support of SEPRACOR's annual Product review and NDA annual report obligations. SEPRACOR shall notify 3M in writing of the due date of each annual Product report and/or NDA annual report once that information becomes known to SEPRACOR. SEPRACOR shall be responsible for all labeling issues with regulatory authorities (such as the FDA) and for all dealings with regulatory authorities on advertising and marketing matters and all clinical studies, including but not limited to Phase IIIB and Phase IV studies. SEPRACOR shall file any and all reports required for Product by regulatory authorities in the Territory.

        B.    Ownership of Regulatory Filings—All Regulatory Filings, including but not limited to approved Marketing Authorization Applications and Investigational New Drug Applications relating to Product shall be owned by SEPRACOR and remain with SEPRACOR. Nothing in this Agreement should be construed as transferring ownership of Regulatory Filings at any time to 3M.

        C.    Adverse Drug Experience Reports—SEPRACOR shall be responsible for filing with the FDA any adverse drug reaction reports ("ADEs") for Product which it receives directly from third parties or from 3M. ADEs shall be categorized and submitted by SEPRACOR in accordance with 21 CFR Part 314 and applicable FDA guidance documents. If 3M receives an adverse drug reaction report that is serious (as defined in 21 CFR 314(a)), it shall be supplied to SEPRACOR within [**] days after receipt by 3M. If 3M receives such a report that is non-serious, it shall be supplied to SEPRACOR within [**] (15) days after receipt by 3M.

        3.4.  Product Recall—In the event that an event, incident or circumstance has occurred which may result in the need for a "recall" or "market withdrawal" of Product or any Lot(s) thereof, as such terms are defined in the United States Code of Federal Regulations 21 CFR 7.3 ("Recall"), such Party shall advise and consult with the other Party regarding such event as set forth below.

  i)
  Procedure—SEPRACOR shall be the Party primarily responsible for administrating any Recall. If SEPRACOR believes 3M is responsible for the Recall of Product, SEPRACOR shall promptly notify 3M in writing to that effect and consult with 3M regarding the strategy for any Recall. Following notification, the Parties' representatives from business, medical, regulatory, quality assurance and legal functions (and any others deemed necessary by a Party) (the "Recall Team") shall discuss whether or not to conduct a Recall and, if so, the breadth, extent and level of customer to which the Recall shall reach, what strategies and notifications should be used, the responsibility for the Recall Expenses, etc. SEPRACOR shall have the final authority to decide whether a Recall of such Product shall be made and to what extent and level it shall be conducted. For all Recalls other than those falling within paragraph 3.4 ii) SEPRACOR shall be responsible for the Recall Expenses. Any disagreement on the amount of and responsibility for Recall Expenses which cannot be resolved by the Parties shall be resolved pursuant to paragraph 14.1. In the event SEPRACOR conducts a recall not mandated by Health Authorities and without 3M approval, 3M will not be responsible for any costs or expenses incurred by SEPRACOR, except if it is determined under paragraph 14.1 that such recall by SEPRACOR was justified.

  ii)
  Recall Caused by 3M—To the extent that a recall of Product has been determined necessary pursuant to Paragraph 3.4 i) above, is otherwise consistent with the requirements of the relevant regulatory authorities, and is due to 3M's breach of 3M's representations and/or warranties contained in Paragraphs 10.1 and 10.4, 3M shall bear all the out-of-pocket costs and expenses of such Recall, including and limited to, expenses and other costs or obligations to third parties (but not including payments for lost profits or economic loss), the cost and expense of notifying customers and the costs and expenses associated with shipment of such Recalled Product and the cost and expense of replacing and destroying such Product which is removed from the market, if necessary (the "Recall Expenses").

ARTICLE IV. TERM AND TERMINATION

        4.1   Term of Agreement—The initial term of this Agreement shall commence upon the Effective Date and continue for a period of seven (7) years following the date of FDA marketing approval for the Product (as evidenced by the date of the correspondence from the FDA to SEPRACOR announcing the FDA's approval of the Product); provided that either Party may terminate this Agreement as expressly provided herein ("Term"). The Parties may agree in writing no later than twenty-four (24) months prior to expiration of the Term to extend the term of this Agreement for an additional three (3) years or such other period of time as is agreed to in writing by the Parties.

        In the event that SEPRACOR notifies 3M in writing of its desire to extend the Term of this Agreement in accordance with this paragraph 4.1 and 3M refuses to agree in writing to any such Term extension, then at the sole discretion of SEPRACOR and upon written notice from SEPRACOR to 3M, SEPRACOR and 3M shall comply with section 4.3(B)(ii).

        4.2   Material Default—Upon default by a Party in the performance of any material obligation in this Agreement, the non-defaulting Party may give notice in writing to the Party in default and the defaulting Party shall have [**] days thereafter to cure the default. If the defaulting Party does not cure or institute measures to substantially cure such default within [**] days and diligently complete the cure within an additional [**] days, the non-defaulting Party may terminate this Agreement by providing notice of intent to terminate which shall take effect [**] days following the receipt by the defaulting Party of such notice. In the event SEPRACOR terminates this Agreement pursuant to this paragraph 4.2, then at the sole discretion of SEPRACOR and upon written notice from SEPRACOR to 3M, 3M and SEPRACOR shall comply with section 4.3(B)(ii). Termination under this Article shall not relieve either Party of any obligation existing upon the date of termination or relieve the defaulting Party from liability for breach of this Agreement.

        4.3    Determination of Second Manufacturing Site

        A.    SEPRACOR may request in writing that 3M establish a second manufacturing site for the Product. 3M has the sole option to decide whether to establish a second manufacturing site for Product in response to the SEPRACOR request. In addition, 3M may, in its sole discretion, establish a second manufacturing site for the Product. In either circumstance, 3M shall pay for and own all required capital equipment and shall pay all costs associated with equipment validation, qualification and commissioning. All costs associated with any Regulatory Filings required to establish the second manufacturing site for the Product, including costs associated with purchasing and testing Product produced at the second manufacturing site, shall be paid by SEPRACOR. SEPRACOR shall be responsible for resubmission of the NDA for the second manufacturing site. In the event a second site is established, the Parties will in good faith negotiate new Minimum Purchase Requirements for the remainder of the Term.

        B.    Exclusive Remedy for Failure to Supply—

          (i)  Except in the event SEPRACOR fails to comply with its obligations as set forth in paragraphs 6.2 or 6.3, in the event 3M, for any reason, including events of excused performance under paragraph 15.1, has given notice that it will be unable to supply any one of SEPRACOR's confirmed Rolling Estimates for Product that satisfies the warranties contained in Article X, 3M shall promptly notify SEPRACOR and the Parties will determine the period of such inability to supply. If the Parties agree the inability to supply will continue for more than [**] days, SEPRACOR may notify 3M in writing requesting adequate assurances of future performance that 3M will: (i) within [**] days following the notice, be able to supply SEPRACOR with at least [**] percent ([**]%) of SEPRACOR'S binding purchase orders; and (ii) within [**] days following the notice, be back to full production and be able to supply SEPRACOR with [**]% of its binding purchase orders. 3M shall within [**] days respond in writing to SEPRACOR's request for adequate assurances of future performance. If 3M cannot provide SEPRACOR with such adequate assurances of future performance or fails to live up to its assurances, then SEPRACOR may seek a secondary supplier, subject to paragraph 4.3B. (ii) below.

         (ii)  3M and SEPRACOR shall cooperate diligently in the transfer of 3M Know-How that is reasonably necessary to permit a third party manufacturer selected by SEPRACOR and subject to approval by 3M, which approval shall not be unreasonably withheld, to manufacture Product. 3M shall use commercially reasonable efforts to continue to supply SEPRACOR's requirements of Product under the terms of this Agreement for a period of up to 24 months after commencement of transfer of 3M Know-How. 3M IPC shall grant SEPRACOR such non exclusive licenses under 3M Patents and 3M Know-How to make, have made for it, use and sell Product for sale in the Territory at a royalty of [**]% of the Net Sales Price on all sales of Product made by such third party manufacturer; provided, however, that (a) the Net Sales of Product supplied by the third party manufacturer shall be [**] the Product from the third party manufacturer [**] for the Product to the third party manufacturer, and (b) such royalty shall be [**] when and in such countries where there are no issued or granted 3M Patent Rights, and (c) SEPRACOR shall indemnify 3M for any liability arising out of use, manufacture, sale, promotion or transfer of Product by SEPRACOR or any third party manufacturer that is manufacturing and supplying Product on behalf of SEPRACOR. The disclosure of 3M Know-How to SEPRACOR or its third party manufacturer shall be subject to undertakings that protect the 3M Know-How from disclosure to others or use by SEPRACOR or its third party manufacturer beyond the scope of the license, including but not limited to use with products other than the Product. 3M agrees to provide 3M employees for consultation in connection with the transfer of 3M Know-How to be provided thereunder for a reasonable period. 3M shall have the right to deny disclosure of 3M Confidential Information or 3M Know-How to a third party manufacturer for reasons relating to the lack of assurance that the undertakings relating to the protection and restricted use of 3M'Confidential Information and 3M Know-How will be complied with, provided that such denial would not be unreasonable in the reasonable judgment of a pharmaceutical manufacturer in the position of 3M.

        In the event it becomes necessary for SEPRACOR to transition manufacturing of the Product to a third party pursuant to this paragraph 4.3(B)(ii), then Sepracor shall exercise commercially reasonable efforts to reach agreement with any such third party manufacturer that reflects, should 3M get back to full production, that [**]% of SEPRACOR's demand for the Product will be transitioned back to 3M within [**] of 3M getting back to full production; provided, however, that SEPRACOR and 3M agree that it may be necessary and it will be considered by the Parties as commercially reasonable for SEPRACOR to agree with any third party manufacturer to a lower transition percentage or a longer time period prior to transition of Product manufacturing responsibilities back to 3M should such lower percentage and/or longer time period be needed by SEPRACOR to secure the necessary commitment from the third party manufacturer to assume manufacturing responsibilities for the Product.

        4.4   Termination with cause—Either 3M or SEPRACOR may elect to terminate this Agreement in its sole discretion, upon written notice to the other Party if there is an assertion by a third party of patent infringement involving Product that threatens to seriously damage either 3M's or SEPRACOR's corporate reputation and/or expose either 3M or SEPRACOR to large potential liability and/or fines. In addition, 3M may elect to terminate this Agreement in its sole discretion, upon written notice to SEPRACOR if the Product develops a clinical profile involving an unusually high number or frequency of serious adverse clinical events that threatens to seriously damage 3M's corporate reputation and/or expose 3M to large potential liability and/or fines.

        4.5    Termination by 3M Pursuant to Paragraphs 4.2 and 4.4

        A.    In the event 3M terminates under paragraph 4.2, all licenses and rights granted to SEPRACOR under this Agreement or the Scale-Up Agreement shall immediately terminate.

        B.    In the event 3M provides written notice of termination of this Agreement pursuant to paragraph 4.4, 3M and SEPRACOR shall comply with section 4.3(B)(ii), and SEPRACOR shall agree to indemnify 3M for any liability arising out of SEPRACOR's or any third party working on behalf of SEPRACOR's use, manufacture, sale, promotion or transfer of Product. SEPRACOR shall reimburse 3M for any additional liability or fines which 3M might be exposed to from the date 3M provided written notice of termination of this Agreement to SEPRACOR until termination.

        4.6   Additional Obligations Upon Termination For any termination of this Agreement where manufacturing responsibilities for the Product will not be transferred from 3M to a third party, except for termination for a material breach by 3M of 3M's warranties under Article X., 3M may elect to fulfill all outstanding firm purchase orders previously accepted by 3M for Product if 3M has actually commenced the manufacture of Product or committed itself to purchase or has purchased raw materials to manufacture Product. 3M shall use reasonable efforts to terminate all outstanding commitments associated with the manufacture of the Product upon termination of this Agreement. Upon termination, SEPRACOR may alternatively elect to pay 3M for its costs, including those to which 3M has committed itself at the date of termination, rather than having orders for Product fulfilled by 3M. The termination of this Agreement shall not relieve 3M and SEPRACOR of their obligations under this Agreement, including those obligations set forth in paragraphs 2.2, 3.3(C), 3.4, 4.3(B)(ii), 4.6, 5.7, 5.8, 6.7, 8.1, 8.2, 8.3, 8.5, Article IX, Article X, Article XI, Article XII, Article XIII, Article XIV, paragraphs 15.2, 15.3, 15.4, 15.6, and 15.8, which shall survive the termination, cancellation or nonrenewal of this Agreement.

ARTICLE V. PRICE, MINIMUMS AND ROYALTIES

        5.1.  Price—Subject to Sections 5.2 and 5.6, the unit price of X200 Product will be $[**] for the first [**] units purchased annually, and $[**] for those units purchased in excess of [**] units annually (hereinafter "X200 Price") plus the Product Royalty, as hereinafter defined. The Product Royalty for the license granted under paragraph 2.1 B of this Agreement shall be [**] percent ([**]%) of the Net Sales Price. Subject to Sections 5.2 and 5.6, the supply price for X80 Product sold to SEPRACOR will be $[**] per unit for the first [**] [**] units purchased annually and $[**] for those units purchased in excess of [**] annually (hereinafter "X80 Price"). Unit prices quoted herein do not include dose counter or attachment of a dose counter, prices for which will be separately agreed upon by the Parties in writing. The Product Royalty shall be [**]% in the event or at such time as there are no remaining 3M Patents.

        5.2    Price Adjustment:

        The X200 Price and X80 Price may be adjusted at any time prior to launch of Product and thereafter no more than [**] for any change in [**] including such amount as is necessary to allow 3M to maintain its factory cost ratio for the Product. For purposes of this Agreement, 3M's factory cost ratio [**] shall be [**] the [**] Licensed Product [**] Product [**]. Any increase in the X200 Price or X80 Price resulting from an increase in [**] shall be capped at the change in the Producer Price Index (PPI), Pharmaceutical Preparations (Series ID PCU 325412) as published by the U.S. Department of Labor, Bureau of Labor Statistics, over the previous calendar year plus [**]%. This cap on price increases [**] to the extent any increase [**] for the Product increases as a result of [**] [**] [**] as described in Section 5.5 below.

        5.3   Minimums— Beginning in the [**] Calendar Year after commercial launch of Product, and continuing in each Calendar Year during the Term thereafter, SEPRACOR shall purchase a minimum of [**] units of Product (which may include a combination of trade and sample units) (hereinafter "Minimum Purchase Requirement").

        5.4   Failure to Meet Minimums—In the event that, as of July 31 of any Calendar Year, SEPRACOR has submitted binding Purchase Orders to 3M to date for that Calendar Year that indicate that SEPRACOR will fail to satisfy the Minimum Purchase Requirement set forth in Section 5.3 for that Calendar Year, SEPRACOR shall [**] the difference in units between the Minimum Purchase

Requirement and the amount actually purchased for that Calendar Year. Any such minimum purchase [**] by SEPRACOR to 3M by December 31 of the Calendar Year during which SEPRACOR failed to satisfy its Minimum Purchase Requirement. 3M agrees that, in the event SEPRACOR [**] on a timely basis in accordance with this paragraph, then SEPRACOR's failure to satisfy the Minimum Purchase Requirement for that Calendar Year shall not be deemed by 3M to be a material default by SEPRACOR under paragraph 4.2.

        5.5   [**] Price Increases—Notwithstanding paragraph 5.2, 3M shall provide to SEPRACOR documentation of, [**] price increase as follows. In the event of such [**] price increase, 3M shall recalculate the Full Factory Cost and provide such information to SEPRACOR. If the event giving rise to [**] price increase ceases to exist, 3M agrees to re-adjust the Price to exclude the portion attributed to such [**] price increase.

  (a)
  increase [**], including but not limited to [**];

  (b)
  price increases [**] in the form of [**] the Product;

  (c)
  any increased costs [**]; and

  (d)
  any costs [**] to the [**] Product [**].

        5.6   Price Adjustment Amendments—All price adjustments reflecting the terms and conditions of this Agreement shall be the subject of a written amendment to this Agreement and will become part thereof.

        5.7   Royalties—Royalties due under this Agreement shall be paid not later than [**] days following each calendar quarter in which the royalties accrue, with interest on any late payments calculated daily based on a monthly rate of 0.5%. Under no circumstances shall any daily interest rate established pursuant to this section be greater than the maximum rate permitted under applicable Delaware law.

        If necessary, royalty amounts may be estimated and subsequently reconciled in the next royalty payment. SEPRACOR shall account for all the sales of Products by their Affiliates and Partners hereunder, and shall submit a single payment for all sales of Products. Each payment shall be accompanied by a report that identifies the unit volume of Products, total sales, and the royalty due. Royalties payable to 3M IPC shall be made by wire transfer to:

    3M Innovative Properties Company
    Wells Fargo Bank Minnesota N.A.
    Minneapolis, MN
    ABA No. 091000019
    BNF = 3M Company
    Account No. [**]

Reference Field: Royalty Payment

with a written confirmation to the addresses specified in paragraph 15.2 below, or to such other destination as 3M IPC may from time to time designate.

        5.8   Right to Audit—During the term of this Agreement and for a period of two (2) year after its termination, expiration or cancellation, SEPRACOR or 3M shall, upon thirty (30) days' prior written notice, have the right to have a certified public accounting firm mutually acceptable to 3M and SEPRACOR examine the relevant books and records of 3M or SEPRACOR for the previous two (2) years to verify that (a) any price increases were made in accordance with and consistent to the requirements of this Agreement, (b) any cost of Active Ingredient charged to 3M is consistent with the terms of this Agreement or (c) to examine the relevant books and records of SEPRACOR to verify gross sales, Net Sales, and moneys due to 3M. The audits shall be conducted during reasonable business hours. The cost of all audits conducted pursuant to this paragraph shall be borne by the requesting Party unless such auditors find a discrepancy of more than 10% in favor of the requesting Party, in which event the cost of the audit shall be borne by the audited Party.

ARTICLE VI. GENERAL TERMS OF SUPPLY

        6.1   General Supply—3M shall, during the Term of this Agreement, manufacture and ship such quantities of Product as SEPRACOR shall order under the terms of this Agreement. The foregoing shall be shipped to SEPRACOR, F.O.B. 3M Plant, subject to the transfer of title and risk of loss provisions in paragraph 6.6.

        6.2   Active Ingredient Supply—SEPRACOR shall supply on a timely basis and at no charge to 3M the Active Ingredient in micronized form in quantities sufficient to meet the Firm Purchase Orders for the Product and meeting the Specifications. A Certificate of Analysis for each Active Ingredient supplied by SEPRACOR shall be provided to 3M with each delivery to 3M of Active Ingredient. Subject to 3M's compliance with the storage and handling requirements for Active Ingredient as described in Section 6.3 below, SEPRACOR warrants and represents that all Active Ingredient will meet applicable Specifications and will have been produced in compliance with all applicable laws and regulations (including cGMPs). SEPRACOR will supply Active Ingredient no less than a reasonable period of time prior to its scheduled processing date. 3M's sole responsibility with respect to the receipt and acceptance of the Active Ingredient is to visually inspect the Active Ingredient for identification purposes and to assess if any damage occurred during shipment of the Active Ingredient that would render such Active Ingredient unacceptable for inclusion in the Product manufacturing process. In the event of all shipper damage claims relating to delivery of Active Ingredient 3M will, at SEPRACOR's request and at no expense to 3M, provide reasonable and necessary assistance to SEPRACOR in connection with any such claim.

        6.3   SEPRACOR Components—SEPRACOR shall be responsible for entering into supply agreements for the valves, actuators and canisters that will be part of the finished Product, both trade and sample (the "Components"). As part of any such supply agreements SEPRACOR shall include language that allows for SEPRACOR to establish blanket purchase orders for each of the respective Components against which 3M shall be identified as an agent of SEPRACOR authorized to place orders. 3M shall only order those quantities of Components necessary to meet SEPRACOR's Firm Purchase Orders for the Product. SEPRACOR shall arrange for all such orders of Components by 3M to be shipped directly by the supplier(s) to 3M, it being understood by the Parties that a portion of each Component shipment (as established by SEPRACOR and the Component supplier) may, at the discretion of SEPRACOR and the Component supplier, have to be sent directly to SEPRACOR for quality assurance/quality control validation purposes. 3M's sole responsibility with respect to the receipt and acceptance of the Components is to visually inspect the Components for identification purposes and to assess if any damage occurred during shipment of the Components that would render such Components unacceptable for inclusion in the Product manufacturing process. In the event of shipper damage claims relating to delivery of the Components 3M will, at SEPRACOR's request and at no expense to 3M, provide reasonable and necessary assistance to SEPRACOR in connection with any such claim. Upon satisfactory completion of the visual identification by 3M, 3M shall insert the Components into the Product manufacturing process. SEPRACOR shall arrange for all invoices resulting from orders of Components placed by 3M against the open blanket purchase orders to be sent directly by the supplier(s) to SEPRACOR. SEPRACOR shall be solely responsible for the payment of all such supplier invoices and shall indemnify and hold 3M harmless from and against any claim or demand for payment asserted by or on behalf of any Component supplier against 3M and resulting from SEPRACOR's failure to pay in full or in part any such Component supplier invoice generated pursuant to this Agreement.

        6.4   Storage and Handling of Active Ingredient and Components—3M will store the Active Ingredient and Components per their respective labeled storage statements and will otherwise exercise the same care to prevent damage, destruction, deterioration or other harm of Active Ingredient and Components located at 3M as 3M uses to protect its own materials, active ingredients and components, but under no circumstances less than a reasonable standard of care.

        6.5   Handling and Loss of Active Ingredient and Components—All Active Ingredient and Components in the custody of 3M, whether in their original form or as part of any Product produced pursuant to this Agreement, will be and remain the exclusive property of SEPRACOR at all times. SEPRACOR will own any domestic or foreign governmental rights, registrations or licenses associated with Active Ingredient. 3M specifically waives any and all liens or security interests that it might acquire (whether by operation of law or otherwise) with respect to all Active Ingredient and Components. 3M's care, custody, control and use of Active Ingredient and Components is determined solely by the terms of this Agreement, and 3M will never have the power of sale or disposal over any of it except with the express prior written consent of SEPRACOR. All risk of loss for Active Ingredient and Components located at 3M shall lie with SEPRACOR, except to the extent any such loss is attributable to 3M's negligence or willful misconduct in the storage, handling or use of Active Ingredient or Components. In the event of a loss of Active Ingredient caused by 3M's negligence or willful misconduct, 3M's cost to replace such Active Ingredient shall be no more than $[**]/kg which is SEPRACOR's cost of manufacture. In the event of a loss of Components caused by 3M's negligence or willful misconduct, 3M's cost to replace such Components shall be based on the acquisition cost of the lost Components as of the date replacement is required and as established by the applicable Component supply agreement entered into by SEPRACOR with the supplier.

        Beginning at commercial launch, 3M shall [**] Product and [**] have been [**]. Thereafter and continuing quarterly throughout the Term, 3M shall [**] establish the [**] 3M shall [**] for that quarter [**] as of the end of that quarter. In the event SEPRACOR obtains a remedy from 3M pursuant to paragraph 12.1 below for defect or other failure in the Product (including failure to meet Specifications), then 3M, in addition to and not in lieu of any remedy described in paragraph 12.1, [**] contained in [**] contained in [**] as of the date of the finding or determination that SEPRACOR is entitled to a remedy pursuant to paragraph 12.1 below.

        6.6   Labeling and Packaging—SEPRACOR shall be solely responsible for the content of all labels, packaging and package inserts for Product manufactured by 3M pursuant to this Agreement. SEPRACOR shall be responsible for ensuring that the content of the label, package and package insert for each country within the Territory where the Product is marketed complies with the regulatory requirements for that country. Product marking, packaging, labeling, cartons and package inserts shall state, where required by applicable law or regulation, in appropriate places, "Manufactured by 3M Drug Delivery Systems." All artwork will be provided free of charge by SEPRACOR. SEPRACOR will reimburse 3M for all reasonable internal or external costs incurred relating to changes in labeling or packaging requested by SEPRACOR. SEPRACOR shall reimburse 3M for the actual cost of any packaging that is determined to be or becomes obsolete for whatever the reason and the actual cost of disposing of any such obsolete packaging. SEPRACOR shall not be responsible for any costs associated with obsolete packaging that is in excess of the amount of packaging required to fulfill SEPRACOR's current firm Purchase Orders.

        6.7.  Shipping; Acceptance; Payment—Finished Product shall be shipped F.O.B. 3M Plant. SEPRACOR shall be responsible for all shipping costs associated with the Product following delivery of the Product to the SEPRACOR carrier by 3M. SEPRACOR shall have [**] days following receipt of Product and related batch documentation and Certificates of Analysis from 3M to inspect and accept delivery. Failure on the part of SEPRACOR to notify 3M of its rejection of the delivered Product within this [**] day period shall be treated by SEPRACOR and 3M as presumptive acceptance of the Product by SEPRACOR (such acceptance of the Product shall not extend to Product that contained a latent or hidden defect that was not discovered or was discovered by SEPRACOR after the [**] day inspection period despite the exercise of reasonable due care by SEPRACOR in the inspection of the

Product). 3M shall invoice SEPRACOR for the cost of the Product upon delivery of each shipment of Product at 3M's delivery point. Payment shall be made by SEPRACOR within [**] days of receipt of the invoice from 3M; provided, however, that SEPRACOR shall have no obligation to pay 3M for any Product that is rejected by SEPRACOR in accordance with the terms of this Agreement. To the extent the reasons for rejection by SEPRACOR of nonconforming Product are not attributable to the SEPRACOR carrier that took delivery of the rejected Product from 3M at 3M's delivery point, 3M shall inform SEPRACOR which of the following two options 3M wants SEPRACOR to take with respect to disposition of the rejected Product: (i) return the rejected Product to 3M for disposal by 3M or (ii) dispose of the rejected Product itself. 3M shall be responsible for all costs incurred by SEPRACOR in returning or disposing of rejected Product.

        6.8   Ordering—Orders placed by SEPRACOR shall be for not less than a Lot and in multiples of Lots for Product (no partial Lot orders from SEPRACOR will be accepted unless otherwise agreed to by 3M). If 3M faces a back-order situation with respect to the manufacture of Product, 3M will treat SEPRACOR as if Section 2-615(b) of the Uniform Commercial Code applies and allocate manufacturing capacity required for the production of Product in a manner that is fair and reasonable.

ARTICLE VII. ANNUAL ESTIMATES, BINDING PURCHASE ORDERS

        7.1   Confirmation of Rolling Estimates of Requirements for Product—SEPRACOR shall provide its Rolling Estimates for the Product on a quarterly basis throughout the Term of this Agreement, including both pre- and post-launch of Product. The Rolling Estimates shall be confirmed by monthly purchase orders for Product to be provided by SEPRACOR to 3M no less than [**] in advance of the specified date of delivery. All orders for Product shall be made on SEPRACOR's purchase order. The only function of SEPRACOR's purchase order shall be to communicate the desired quantities of Product and shipping dates. All other terms of the purchase order and all terms of any acknowledgment form or invoice of 3M shall be void and of no effect, and the terms of this Agreement shall control over such forms, or any other forms, unless otherwise specifically agreed to in writing by both Parties.

        7.2   Timing for Delivery—All orders for Product submitted by SEPRACOR in accordance with paragraph 7.1 shall be deemed accepted by 3M unless 3M notifies SEPRACOR in writing within [**] days that it does not accept the order. In the event 3M does not accept an order, 3M will work in good faith with SEPRACOR to establish an acceptable delivery date for such order.3M shall not be obligated to supply SEPRACOR with quantities of Product above the applicable Rolling Estimates on which a SEPRACOR firm purchase order is based, but 3M agrees to meet with SEPRACOR to discuss if and how SEPRACOR's production needs can be met and 3M will use reasonable efforts to meet such increased requirements.

ARTICLE VIII. MANUFACTURING STANDARDS AND QUALITY ASSURANCE

        8.1   Meeting Specifications

        A.    Product—Product supplied by 3M to SEPRACOR will be manufactured by 3M to meet Specification in full accordance with the requirements of the Federal Food, Drug and Cosmetic Act, as amended, and the applicable regulations promulgated thereunder (current Good Manufacturing Practices, 21 CFR Part 211, and all applicable guidance documents concerning manufacturing controls). 3M shall test and release Product in accordance with the Test Methods as specified in the NDA or similar regulatory agency filing. The Parties will, prior to commercialization of Product, finalize revisions of a Quality Agreement describing their respective responsibilities in the quality control process for Product and for SEPRACOR Suppliers.

        B.    SEPRACOR Components—In the event a batch of Product fails to pass release testing due to: a) failure of any SEPRACOR Component to meet Specifications; b) failure when the combination of SEPRACOR Components causes a batch of Product to be out of Specifications even if each SEPRACOR Component individually meets its applicable Specification or c) a change in the manufacturing process of any SEPRACOR Component that 3M was not made aware of in writing and such failure could not reasonably have been detected by 3M at the time of delivery of SEPRACOR Components to 3M, SEPRACOR shall pay 3M the X200 Price or X80 Price, as applicable, for such Product.

        8.2   Testing/Testing Disputes

  (i)
  SEPRACOR shall have the final responsibility for the release of each Lot of Product, as defined and required by 21 CFR Part 211.22. In addition to 3M's testing, SEPRACOR shall test and release each Lot pursuant to the Test Methods or rely upon 3M's testing to permit final release of such Lots. SEPRACOR will validate the reliability of 3M testing on an ongoing basis as required by GMP regulations. 3M shall promptly notify SEPRACOR of any failure of a Lot to meet Specifications upon 3M testing. SEPRACOR shall notify 3M of its rejection of a Lot based upon the Specifications and Test Methods within [**] days of receipt of all Product in such Lot and related batch documentation and Certificates of Analysis. SEPRACOR's failure to reject a Lot within [**] days of receipt shall be governed by the acceptance provisions as detailed in paragraph 6.7 above. In the event SEPRACOR rejects any Lot for reasons other than damage during shipment, SEPRACOR shall use the identical Specifications and Test Methods used by 3M to test Product and 3M also shall have the right to test such Lot(s).

  (ii)
  If there is still a discrepancy between the test results of both Parties, the two Parties will discuss the matter and both shall attempt to resolve the issue. This may involve retesting by one or both Parties, reevaluation of the Test Methods or other Specification. If the Parties cannot resolve the matter, it will be submitted to an independent testing laboratory acceptable to both Parties. The determination of such independent laboratory will be binding on both Parties. The cost of the testing by the independent laboratory shall be borne by the Party whose results were in error.

  (iii)
  Until any dispute is resolved, SEPRACOR will not dispose of any nonconforming shipment without prior written authorization from and agreement with 3M.

Nothing in this Article VIII shall change the rights SEPRACOR has to a remedy for non-conforming Product under Articles X, XI and XII or 3M's right to compensation for non-conforming SEPRACOR Components under Articles X, XI and XII.

        8.3   Retained Samples—3M shall maintain sufficient samples from each Lot of Product, in quantities sufficient for complete duplicate analyses of all chemical and microbiological tests, for [**] from the date of expiration on each Lot of Product. SEPRACOR shall also maintain similar quantities of samples to meet regulatory guidelines of the FDA and of any other applicable regulatory authority. This obligation shall survive the termination of this Agreement. 3M shall have no obligation under this Agreement to retain Components samples for quality assurance/quality control purposes.

        8.4   Plant Inspections—3M shall grant to SEPRACOR's quality assurance and quality control personnel, upon no less than [**] days prior written notice, access to areas of its plants when the Product is being manufactured, packaged (if applicable), and tested and related documentation for SEPRACOR during the times of such operations, for the purpose of routine GMP audits. SEPRACOR shall not be given access to 3M trade secret manufacturing information during any such plant inspections it being understood by SEPRACOR and 3M that this restriction on access shall not apply to 3M standard operating procedures, production records or comparable documents that SEPRACOR must access to determine conformance with GMP requirements. SEPRACOR will treat all such information as 3M Confidential Information. SEPRACOR shall provide 3M reasonable advance notice in writing of its desire to have such access, except where SEPRACOR's request is due to pending or actual FDA action related to Product or to another similar urgent and important reason, in which case, SEPRACOR shall have more immediate access within an appropriate period of time not to exceed [**] days. Investigations of serious, unexpected adverse events or Product non-conformance that are sufficiently serious such that Product recall or market withdrawal should be contemplated will be considered as urgent and important matters warranting an on-premises inspection by SEPRACOR at SEPRACOR's discretion. All general and PAI inspections by the FDA of 3M manufacturing facilities shall be conducted solely by 3M personnel. 3M shall not make any disclosure to the FDA in response to an FDA action/inspection that is related to the Product, the SEPRACOR Components, the Specifications or the Test Methods unless 3M has consulted with SEPRACOR on the extent and content of the disclosure and SEPRACOR has provided its approval for the disclosure (which approval shall not be unreasonably withheld by SEPRACOR).

        8.5   Product Complaints—SEPRACOR shall have primary responsibility for receiving, evaluating, classifying, investigating and responding to all Product complaints from the Territory. 3M shall, upon SEPRACOR's written request, provide reasonable cooperation in investigating all Product complaints that may involve the manufacture of Product. 3M agrees to notify SEPRACOR of the status of any investigation within [**] days of receipt of an investigation request.

        8.6   SEPRACOR Obligations with respect to Suppliers of SEPRACOR Components—SEPRACOR shall be responsible for ensuring that all suppliers of SEPRACOR Components ("SEPRACOR Suppliers") manufacture in accordance with the relevant quality standards and all applicable laws, rules and regulations, including performing any necessary quality audits. SEPRACOR shall notify 3M in advance of any change in the manufacturing process or site of manufacture of SEPRACOR Components. SEPRACOR shall take such steps with the SEPRACOR Suppliers as it takes with its other suppliers to make sure such SEPRACOR Suppliers notify SEPRACOR of any change in the manufacturing process, site of manufacture or source of raw materials. Upon receipt of such notice, SEPRACOR shall notify 3M in writing of such change. SEPRACOR shall serve as a liaison between 3M and SEPRACOR Suppliers. SEPRACOR shall work in good faith with 3M in the investigation and resolution of any problems relating to SEPRACOR Components. Each shipment of Components from a SEPRACOR Supplier must include a Letter of Authorization from SEPRACOR or the SEPRACOR Supplier that substantiates that the applicable Component meets the applicable Specifications and is ready for use in manufacture of the Product. SEPRACOR shall be responsible for all leachable/extractable testing of the Components and will be responsible for qualifying the Component suppliers.

        8.7   3M Obligations with respect to Suppliers of 3M Supplies—3M shall be responsible for supplying the HFA, ethanol and oleic acid for the Product (the "3M Supplies"). 3M shall be responsible for ensuring that all suppliers of 3M Supplies ("3M Suppliers") manufacture in accordance with the relevant quality standards and all applicable laws, rules and regulations, including performing any necessary quality audits. 3M shall notify SEPRACOR in advance of any change in the manufacturing process or site of manufacture of 3M supplies. 3M shall take such steps with the 3M Suppliers as it takes with its other suppliers to make sure such 3M Suppliers notify 3M of any change in the manufacturing process, site of manufacture or source of raw materials. Upon receipt of such notice, 3M shall notify SEPRACOR in writing of such change. 3M shall serve as a liaison between SEPRACOR and 3M Suppliers. 3M shall work in good faith with SEPRACOR in the investigation and resolution of any problems relating to 3M supplies.

        8.8   SEPRACOR/3M Supplier Audits—In the event that facilities in which either the SEPRACOR Components or the 3M Supplies incorporated into the Product are manufactured are the subject of an inspection by any duly authorized agency of the federal, state, local or any foreign government or SEPRACOR or 3M becomes aware that a supplier's facilities are the subject of such an inspection, and the inspection is specific for any of the SEPRACOR Components or 3M Supplies incorporated into the Product, the party responsible for such supplies shall notify the other party and shall report to the other party any reports of any problems as either SEPRACOR or 3M becomes aware of them and to the fullest extent it is not otherwise prohibited from disclosing such information to the other party.

ARTICLE IX. CONFIDENTIAL INFORMATION

        9.1   Obligations—Each Party agrees not to use or disclose Confidential Information of the other furnished by the other Party for any purpose other than for purposes of performing under this Agreement and, as otherwise expressly permitted, if at all, under the terms of this Agreement.

        Each Party will treat Confidential Information furnished by the other Party with the same degree of care as if it were its own confidential proprietary information (but under no circumstances less than a reasonable standard of care) and, except as required for purposes of performing under or as expressly permitted by this Agreement, will not disclose such information to any third party, other than its Affiliates, employees, agents or consultants who have a need to know the Confidential Information in order to perform the receiving Party's obligations under this Agreement, without the prior written consent of the Party who furnished such information. The receiving Party shall be responsible for the compliance of all Affiliates, employees, agents and consultants that are provided the Confidential Information of the disclosing Party with the obligations of this paragraph.

        Any disclosure to Affiliates, consultants or agents shall require such Affiliate, consultant or agent to enter into a written agreement with the receiving Party to maintain the Confidential Information of the disclosing Party in accordance with the requirements of this Section for the period required of the disclosing Party (but under no circumstance shall such period of time extend beyond that established for recipients of Confidential Information as set forth in this Section).

        The restrictions on the use of Confidential Information as set forth above shall not apply to any Confidential Information which:

  i)
  was known by the receiving Party as evidenced by its written records made prior to the time of receipt hereunder;

  ii)
  either before or after the time of disclosure becomes known to the public other than through a breach by the receiving Party or its Affiliates, employees, agents or consultants of its obligations under this Agreement;

  iii)
  was lawfully disclosed to the receiving Party by a third party having the right to disclose said Confidential Information; or

  iv)
  was information developed by the receiving Party independently from the Confidential Information provided by the other Party hereto as evidenced by the receiving Party's written records.

        9.2   Required Disclosures—The receiving Party shall also be entitled to disclose the other Party's Confidential Information that is required to be disclosed (i) to or by the FDA or similar regulatory authority; (ii) to comply with applicable Laws (including, without limitation, to comply with SEC, NASDAQ or stock exchange disclosure requirements), (iii) to comply with judicial process or an order of any governmental body or a court of competent jurisdiction, or (iv) to defend or prosecute litigation; provided, however, that in each case the Party required to disclose such Confidential Information shall use reasonable efforts to notify the other Party in advance of such disclosure and shall provide the disclosing Party with reasonable assistance to obtain a protective order and/or confidential treatment of such Confidential Information, to the extent available, and thereafter only discloses the minimum Confidential Information required to be disclosed in order to ensure legal compliance.

        9.3   Duration—Each Party's obligations under this Article shall extend during the Term of this Agreement entered into between the Parties and shall survive for [**] after the termination or expiration of this Agreement, but in any event no earlier than [**].

        9.4   Applicability of Previous CDAs—All Confidential Information exchanged between the Parties in the confidential disclosure agreements and Scale-up Agreement previously executed by and between 3M and SEPRACOR shall continue to be treated as Confidential Information under this Agreement. This Agreement shall supplement such previous agreements to the extent the provisions of this Agreement extend or enlarge any term of any previous agreement.

        9.5   Return of Confidential Information—Within sixty (60) days following the termination or expiration of this Agreement, at the option of the disclosing Party, the receiving Party shall either: (i) return the other Party's Confidential Information to the other Party, or (ii) destroy the other Party's Confidential Information. The receiving Party shall be entitled to retain one (1) record copy of the disclosing Party's Confidential Information for evidentiary purposes only.

        9.6   HIPAA Compliance—The Parties agree that any Protected Health Information (as that term is used and understood in the Health Insurance Portability and Accountability Act of 1996 and the rules and regulations promulgated thereto) ("HIPAA"), whether collected through the ADE reporting or Product recall processes or otherwise, shall only be used and disclosed by the Parties in accordance with HIPAA and the Parties shall exercise commercially reasonable efforts to maintain the security and privacy of all such Protected Health Information.

ARTICLE X. REPRESENTATIONS AND WARRANTIES

        10.1 General Compliance—In the conduct of its business and performance of its obligations hereunder, 3M and SEPRACOR represent that they will observe and comply with all applicable U.S. laws, rules and regulations, including but not limited to, the Federal Food, Drug and Cosmetic Act, as amended from time to time, and the regulations issued thereunder and all similar U.S. state and local laws.

        10.2 Good Title—3M represents and warrants that, at the time it makes Product available to SEPRACOR for shipment, 3M has good title to such Product, free of liens and encumbrances, except that such representation or warranty shall not include any representation or warranty of non-infringement of any third party patents.

        10.3 SEPRACOR warrants that to the best of its knowledge, through in-house patent counsel, that as of the effective date of this Agreement, Compound, and Product, and the processes used to make Active Ingredient, and SEPRACOR Components, and Product, except for particular processes and components used by 3M that are not specified by SEPRACOR, will not infringe any third party patent or other intellectual property rights. 3M warrants that to the best of its knowledge, through in-house patent counsel, that as of the effective date of this Agreement, its manufacturing processes, not specified by SEPRACOR or based upon Compound will not infringe any third party patent or other intellectual property rights (i.e., there would be no infringement but for some attribute of Active Ingredient or an attribute of Product specified by SEPRACOR). Each Party will notify the other Party promptly in the event a Party receives an accusation of infringement pertaining to Product.

        10.4 Product and SEPRACOR Components Warranties—3M hereby represents and warrants that all Product shall be manufactured in accordance with cGMPs and CMC section of the NDA, tested and released in accordance with the Test Methods and at the time of shipment meet the Specifications for Product. 3M shall not be responsible for Product that does not meet Specifications as a result of the failure of SEPRACOR Components to meet the Specifications established for SEPRACOR Components. SEPRACOR hereby represents and warrants that all SEPRACOR Components shall at the time of delivery to 3M meet the Specifications and Test Methods set forth in the approved NDA or similar regulatory agency filing.

        10.5 Authorization—Each Party warrants and represents to the other that (a) it has the legal right and power to enter into this Agreement, to extend the rights and licenses granted to the other in the Agreement, and to perform fully its obligations hereunder, (b) this Agreement has been duly authorized and approved by all necessary and proper action of such Party, (c) this Agreement has been duly executed and delivered and is a legal, valid and binding agreement of such Party, enforceable against such Party in accordance with its terms, (d) such Party has obtained all necessary third party approvals to the transactions contemplated hereby, (e) such Party has not made nor will it make any commitments to any third party or Affiliate that is in conflict with or in derogation of such rights of this Agreement and (f) the execution and delivery of this Agreement and the performance of such Party's obligations hereunder will not violate, conflict with or breach the terms of such Party's organizational or governing documents or any covenant, agreement or undertaking that such Party has with any third party as of the date of this Agreement or any order, ruling decree, judgment, arbitration aware or stipulation to which such Party is subject.

        10.6 Disclaimer of Warranty—Other than as specifically set forth in paragraph 10.1-10.4, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY EITHER PARTY WITH RESPECT TO (1) SEPRACOR COMPONENTS SUPPLIED TO 3M BY SEPRACOR OR TO PRODUCT SOLD BY 3M AND PURCHASED BY SEPRACOR AND/OR ITS AFFILIATES OR PARTNERS PURSUANT TO THIS AGREEMENT; (2) THE PERFORMANCE OR NONPERFORMANCE OF THIS AGREEMENT OR ANY OTHER MATTER OR SUBJECT ARISING OUT OF THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; AND (3) ANY REPRESENTATION OR WARRANTY OF NON-INFRINGEMENT OF ANY THIRD PARTY PATENTS.

ARTICLE XI. INDEMNIFICATION

        11.1 3M Indemnification—3M shall defend and indemnify SEPRACOR against and hold it harmless from any and all third party loss or liability for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any personal injury or alleged personal injury to any person to the extent that such personal injury results from 3M's breach of 3M's warranty set forth in paragraph 10.4; provided, however, 3M shall be liable to the extent and only to the extent such breach resulted in the harm or injury for which SEPRACOR seeks indemnification.

        11.2 SEPRACOR Indemnification—SEPRACOR shall defend and indemnify 3M against and hold it harmless from any and all Loss arising from any personal injury or alleged personal injury to any person which result from (i) handling, transportation, manufacture, use, sale, testing, or clinical study of Product by or on behalf of SEPRACOR, SEPRACOR Affiliates, Partners, licensees or agents; (ii) a defect in Product caused by SEPRACOR Components, provided that 3M otherwise manufactured, tested and stored the Product in accordance with the NDA, the Specifications, the Test Methods, and this Agreement; (iii) failure on the part of SEPRACOR Suppliers to be in substantial compliance with all applicable state and U.S. Environmental Protection Agency laws and regulations regarding the handling, storage, transportation, generation and disposal of waste created during and associated with the manufacture and provision to 3M of SEPRACOR Components; or (iv) breach of SEPRACOR's warranty in paragraph 10.4.

        11.3 Indemnification concerning Third-Party Patent Infringement—

        A.    If either Party receives notice that a third party charges that Product, or its method of use or manufacture, infringes a patent owned by a third party, such Party shall immediately notify the other Party and the Parties shall reasonably cooperate with one another in addressing the charge.

        B.    Except as provided in subsection (C) below, SEPRACOR shall defend, indemnify and hold harmless 3M against any claim that manufacture, use, or sale of Product, SEPRACOR Components, Compound, or Active Ingredient infringes the patent rights of a third party with counsel selected by SEPRACOR at SEPRACOR's own expense. SEPRACOR may settle any such action in its sole and absolute discretion through the payment of damages, royalties, milestones or other fees to such third party. 3M shall render, at SEPRACOR's expense, reasonable assistance requested by SEPRACOR, that does not prejudice 3M's interests, in connection with any action taken by SEPRACOR in such suit and if necessary permit SEPRACOR to use 3M's name in connection therewith with 3M's advance written consent. SEPRACOR shall not, without 3M's prior written consent (not to be unreasonably withheld), settle any such third party claim or proceeding in a manner that (a) materially adversely affects 3M's rights, benefits or obligations under this Agreement or otherwise (it being understood that the payment of monies by SEPRACOR shall not require 3M's consent); (b) admits liability on the part of 3M; or (c) results in any damages payable by 3M that are not covered by SEPRACOR's indemnification herein.

        C.    3M shall defend,indemnify, and hold harmless SEPRACOR against any claim that its manufacturing processes not (i) specified by Sepracor or (ii) based on Active Ingredient, Compound, Product, or SEPRACOR Components, infringe any third party patent rights (i.e., the claim of infringement does not depend on Product, Compound Active Ingredient, SEPRACOR Components, or any other attribute of Product specified by SEPRACOR) with counsel selected by 3M at 3M's own expense. 3M may settle any such action in its sole and absolute discretion through the payment of damages, royalties, milestones or other fees to such third party. SEPRACOR shall render, at 3M's expense, all reasonable assistance requested by 3M in connection with any action taken by 3M in such suit and permit 3M to use SEPRACOR's name in connection therewith. 3M shall not, without SEPRACOR's prior written consent (not to be unreasonably withheld), settle any such third party claim or proceeding in a manner that (a) materially adversely affects SEPRACOR's rights, benefits or obligations under this Agreement or otherwise (it being understood that the payment of monies by 3M shall not require SEPRACOR's consent); (b) admits liability on the part of SEPRACOR; or (c) results in any damages payable by SEPRACOR that are not covered by 3M's indemnification herein.

        11.4 Indemnification Procedure-Non-Patent Infringement Claims—Except as to third party patent infringement, SEPRACOR and 3M shall promptly notify each other of any claims for which it intends to seek indemnification under the terms of this Agreement. If one Party accepts the defense of and indemnification for a case, without reserving the right to later seek contribution or indemnity from the Party tendering the defense of and indemnification for such case, then the tendering Party shall have no control over the defense of such case. If one Party accepts the defense of and indemnification for a case, but reserves the right to later seek indemnity or contribution, then the tendering Party shall have the right to actively participate in the defense of the case with the non-tendering Party and outside counsel and any settlements shall require the consent of the other Party.

        If both Parties desire to defend a case together, then the Parties shall jointly control the defense of such case. If a Party desires to defend a case with separate counsel, then each Party shall be entitled to control its own legal defense of any claim; provided, however, that a Party seeking indemnification or contribution shall in good faith consult with the other Party regarding the defense strategy to be employed throughout the case, but only to the extent such consultation does not reveal matters that may be at issue between the Party seeking indemnification and the other Party. A Party seeking indemnification or contribution from the other Party cannot settle a case without the consent of the other Party.

ARTICLE XII. LIMITATION OF LIABILITY

        12.1 Remedy for Defective Product—Except as set forth in paragraph 11.1, SEPRACOR's sole and exclusive remedy against 3M for any defect or other failure in the Product (including failure to meet Specifications) (except a failure caused by SEPRACOR Components) is to have defective Product replaced or to receive a credit or refund for the price paid by SEPRACOR for said Product, at 3M's option. SEPRACOR's sole and exclusive remedy against 3M for any loss of Active Ingredient and/or Components shall be as detailed in paragraph 6.5 above.

        EXCEPT AS SET FORTH IN ARTICLE 11, IN NO EVENT SHALL ONE PARTY BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES IN ANY WAY RELATED TO PRODUCT, THIS AGREEMENT OR THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT, UNDER ANY THEORY OF LAW, INCLUDING BUT NOT LIMITED TO, CONTRACT, TORT OR STRICT LIABILITY.

        12.2. Exclusions/Proof—Notwithstanding this ARTICLE XII., no claim can be brought by one Party against the other Party due to events of excused performance under paragraph 15.1. This paragraph does not relieve a Party making a claim against another Party from proving its case for damages, the proximate cause (if applicable) of the damage and the amount of damages.

ARTICLE XIII. INSURANCE

        13.1 Insurance. SEPRACOR and 3M will maintain a liability insurance program (which may include self-insurance, premium and excess policies) covering such risks (including, but not limited, to products liability and contractual liability) as are appropriate in accordance with the sound business practice and each Party's obligations under this Agreement, including, but not limited to, at least the following liability coverages and limits:

PRODUCT LIABILITY	$25,000,000
GENERAL LIABILITY	$5,000,000

At the request of one Party, the other Party shall provide the other with a certificate of insurance evidencing the existence of these coverages on an annual basis.

ARTICLE XIV. DISPUTE RESOLUTION

        14.1 Except as otherwise expressly provided for in this Agreement, any and all disputes between the Parties arising out of or relating to this Agreement or the negotiation, termination, validity, or breach thereof shall be resolved as follows and in the following order of preference:

  i)
  by good faith negotiation between executives of 3M and SEPRACOR who have authority to fully and finally resolve the dispute;

  ii)
  if necessary, by nonbinding mediation at a U.S. location acceptable to all Parties using a neutral mediator having experience with the industry in accordance with the rules of the Center for Public Resources, with the costs therefore share equally; or

  iii)
  In the case of disputes relating to intellectual property issues not resolved in accordance with 14.1 i) by litigation, brought if applicable, in the jurisdiction of the owner of the intellectual property.

  iv)
  as a last resort for all or any disputes not relating to intellectual property issues, by litigation. In the event SEPRACOR commences a suit it shall be brought in a Minnesota court. In the event 3M commences a suit, the suit shall be brought in a Massachusetts court.

ARTICLE XV. MISCELLANEOUS

        15.1 Events of Excused Performance—Neither SEPRACOR nor 3M shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to acts of God, explosion, fire, flood, earthquake, war whether declared or not, accident, labor strike or labor disturbances, sabotage, transportation strike or interference, order or decrees of any court or action of governmental authority or shortages in or an inability to procure materials; provided, however, that diligent efforts are made to resume performance as quickly as possible. Delays involving governmental authorities shall include but are not limited to, withdrawal, suspension or delays in approval of a New Drug Application covering Product by the United States Food and Drug Administration or other causes, whether similar or dissimilar to those specified.

        15.2 Notices—Except as otherwise provided herein, any notice or other communications sent or delivered hereunder shall be in writing and shall be effective if hand delivered or if sent by telex, express delivery service or certified or registered mail, postage prepaid.

If to 3M, to:

  ATTENTION: Vice President, General Manager
  3M Drug Delivery Systems Division
  Bldg. 275-3W-01
  3M Center
  St. Paul, Minnesota 55144-1000

If to SEPRACOR Inc., to:

  ATTENTION: President
  Sepracor Inc.
  84 Waterford Drive
  Marlborough, MA 01752

or to such address as either Party shall hereafter designate by notice to the other Party. A notice shall be deemed to have been given on the date of delivery to the Party.

        15.3 Assignability—Except as provided for in Section 2.2(A) and below in this paragraph 15.3 this Agreement shall not be assignable nor its rights hereunder transferred in any way by either Party except by prior written consent of the other Party, which consent may be withheld in such other Party's sole discretion, and except that either Party may assign its rights and obligations to any Affiliate of such Party for the period it remains an Affiliate, although no such assignment shall relieve the contracting Party of its primary responsibility for performance hereunder. SEPRACOR or 3M may assign this Agreement and its rights and obligations hereunder in connection with the transfer or sale of all or substantially all of its assets related to pharmaceutical business, or in the event of its merger or consolidation or change in control or similar transaction without the prior written consent of the other Party, provided that 3M may terminate this Agreement if the SEPRACOR assignee fails to covenant to continue with the commercialization of the Product consistent with the terms of the Agreement, and provided further that any such assignment by 3M shall not be effective if the 3M assignee fails to covenant in writing to continue with the commercialization of the Product consistent with the terms of the Agreement.

        15.4 Waiver—The failure of any Party at any time to require performance by the other Party of any provision of this Agreement shall not affect the right of such aggrieved Party to require future performance of that provision, and any waiver by any Party of any breach of any provision of this Agreement must be in writing to be effective and shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver of the provision itself, or a waiver of any right under this Agreement.

        15.5 Relationship of Parties—Nothing contained in this Agreement shall create a partnership or joint venture between the Parties, and the Parties shall be considered independent contractors. Except as specifically provided herein, neither of the Parties shall hold itself out as the agent of the other, nor shall either of the Parties incur any indebtedness or obligation in the name of, or which shall be binding on the other, without the prior written consent of the other. No employees or agents of either Party shall be deemed employees or agents of the other Party.

        15.6 Governing Law—The Parties consent to and this Agreement shall be construed under Delaware law, notwithstanding any choice of law provision to the contrary. THE PARTIES HEREBY WAIVE ANY CONSTITUTIONAL, STATUTORY OR COMMON LAW RIGHT TO A TRIAL BY JURY.

        15.7 Entire Agreement—This Agreement, the Scale-Up Agreement, the Quality Agreement and the previous Confidentiality Agreements signed by the Parties constitute the entire understanding of the Parties hereto and cancel and supersede all previous agreements between the Parties with respect to the matters contained herein. No modification of this Agreement or terms or conditions hereof shall be binding upon either Party unless approved in writing by an authorized representative of each of the Parties. In the event of any conflict between this Agreement and the Scale-up Agreement or Quality Agreement, the terms of this Agreement shall control unless specifically noted otherwise.

        15.8 Partial Invalidity—In case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated herein to be impossible or significantly frustrated and provided that the performance required by this Agreement with such clause deleted remains substantially consistent with the intent of the Parties.

        15.9 Headings—The headings of the Articles or paragraphs of this Agreement are for the convenience of the Parties only and shall not be deemed a substantive part of this Agreement.

        IN WITNESS WHEREOF, authorized representatives for each of the Parties hereto have caused this Agreement to be duly executed in duplicate as of the date and year above stated.

ACCEPTED AND AGREED TO:

3M COMPANY		SEPRACOR INC.

By:	/s/ JOHN R. SAMPSON	By:	/s/ WILLIAM JAMES O'SHEA

John R. Sampson Print Name		William James O'Shea Print Name

VP/GM Title		President /CEO Title

11/16/04 Date		11/12/04 Date

3M INNOVATIVE PROPERTIES COMPANY

By:	/s/ GARY L. GRISWOLD

Gary L. Griswold Print Name

President Title

Nov. 15, 2005 Date

Schedule 1 SPECIFICATIONS

[To be provided]

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  Exhibit 10.46
TABLE OF CONTENTS
EXCLUSIVE SUPPLY AND DISTRIBUTION AGREEMENT LEVALBUTEROL TARTRATE AEROSOL PRODUCT
Schedule 1 SPECIFICATIONS